Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 17th day of May, 2006.

BETWEEN:

LEXCORE SERVICES INC.
Box 1000
Brooks, Alberta T1R 1B8

(the “Employer”)

AND:

DOUG CHERNESKY
22 – 10030 Oakmoor Way, SW
Calgary, Alberta T2V 4S8

(the “Executive”)

WHEREAS:

1. The Employer is engaged in the oilfield services industry; and

2. The Employer and the Executive have agreed to enter into an employment relationship for their mutual benefit;

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1.           Duties

              The Employer appoints the Executive to undertake the duties and exercise the powers as Vice President of Operations of the Employer, as may be requested of the Executive by the Employer, and in the other offices to which the Executive may be appointed by the parent and subsidiary companies of the Employer, and the Executive accepts the office, on the terms and conditions set forth in this agreement.

2.           Term

              The Executive’s appointment shall commence with effect from May 17, 2006, and shall continue until terminated in accordance with the provisions of clause 12 of this agreement.

3.           Compensation

              The fixed remuneration of the Executive for his or her services shall be at the gross rate of CAD $225,000.00 per annum, commencing the 1st day of May, 2006. The Employer will take source deductions of all statutorily required items. The Executive will be paid on a monthly basis.

              In addition, as compensation, the Executive will receive 200,000 options (the “Options”) to purchase shares of Lexington Energy Services Inc. (“Lexington”), the Employer’s parent corporation. The Options are exercisable at a price of US $0.85 per share. The Options shall vest on May 17, 2006, and are exercisable for a period of two years from the date of this agreement or until termination of the Executive, whichever occurs earlier. Further details of the Options are contained in the Option Agreement between the Executive and Lexington dated May 17, 2006 (the “Option Agreement”).

              In addition to the above compensation, the Employer may award an annual bonus to the Executive based on performance and as per industry standards, in the discretion of the Employer, which bonus may not be given at all in any year. The payment of a bonus in any year shall not be considered a precedent for any later year and the payment shall not fetter the Employer's absolute discretion in future years to pay or not to pay a bonus.

4.           Benefits

              (1) Expenses. It is understood and agreed that the Executive will incur expenses in connection with his or her duties under this agreement. The Employer will reimburse the Executive for any expenses, provided that the Executive provides to the Employer an itemized written account and receipts acceptable to the Employer within 10 days after they have been incurred. The Executive will not be reimbursed for any item in excess of $5,000.00 unless approved in advance by the board of directors.

              (2) Benefit plans. The Executive shall be entitled to participate in any plans maintained by the Employer for the benefit of the Employer's employees, which shall include at least health, dental care and sickness insurance. Participation by the Executive in any such plan is subject to the Executive being able to satisfy the eligibility requirements which apply to the participation of all of the Employer's employees in such plans.

5.           Authority

              (1) The Executive shall have, subject always to the general or specific instructions and directions of the board of directors of the Employer, full power and authority to manage and direct the business and affairs of the Employer (except only the matters and duties as by law must be transacted or performed by the board of directors or by the shareholders of the Employer in a general meeting), including power and authority to enter into contracts, engagements or commitments of every nature or kind in the name of and on behalf of the Employer and to engage and employ and to dismiss all managers and other employees and agents of the Employer other than officers of the Employer, provided always that no contract shall be made which might involve the Employer in an expenditure exceeding $50,000.00 and no person shall be engaged or appointed as an employee of the Employer at remuneration in excess of $60,000.00 per annum, nor shall the remuneration of any employee or agent of the Employer be increased so as to exceed $30,000.00 per annum without, in each case, the prior approval of the board of directors.

              (2) The Executive shall conform to all lawful instructions and directions given to the Executive by the board of directors of the Employer, and obey and carry out the by-laws of the Employer.

6.           Service

              (1) The Executive, throughout the term of the Executive’s appointment, shall devote his or her full time and attention to the business and affairs of the Employer and its parent and subsidiaries and shall not, without the consent in writing of the board of directors of the Employer, undertake any other business or occupation or become a director, officer, employee or agent of any other company, firm or individual.

              (2) The Executive shall well and faithfully serve the Employer and its parent and subsidiaries and use his or her best efforts to promote the interests thereof and shall not disclose the private affairs of the Employer and its subsidiaries to any person other than the board of directors of the Employer or for any purposes other than those of the Employer.

7.           Confidential Information

              (1) The Executive acknowledges that as the Vice President of Operations and in any other position as the Executive may hold, he or she will acquire information about certain matters and things which are confidential to the Employer, and which information is the exclusive property of the Employer, including:

(a)	product design and manufacturing information;
(b)	names and addresses, buying habits and preferences of present customers of the Employer, as well as prospective customers;
(c)	pricing and sales policies, techniques and concepts;
(d)	trade secrets; and
(e)	confidential information concerning the business operations or financing of the Employer, or its parent company.

              (2) The Executive acknowledges that the information referred to in clause 9(1) could be used to the detriment of the Employer. Accordingly, the Executive undertakes not to disclose same to any third party either during the term of his or her employment (except as may be necessary in the proper discharge of the Executive’s employment under this agreement), or after the termination of his or her employment (whether such termination is occasioned by the Executive, by the Employer with or without cause, or by mutual agreement), except with the written permission of an officer of the Employer. The Executive also agrees that the unauthorized disclosure of any such information during the life of this agreement shall justify the immediate termination of his or her employment.

              (3) The Executive’s further obligations regarding Confidential Information are contained in the Confidentiality Agreement dated May 17 2006 between the Executive and the Employer (the “Confidentiality Agreement”).

8.           Injunctive Relief

              (1) The Executive acknowledges that in addition to any and all rights of the Employer, the Employer shall be entitled to injunctive relief in order to protect the Employer’s rights and property as set out in clauses 7, 8 and 9 of this agreement.

              (2) The Executive understands and agrees that the Employer has a material interest in preserving the relationship it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Executive agrees that the restrictions and covenants contained in clauses 7, 8 and 9 of this agreement and the Executive’s agreement to them by the execution of this agreement are of the essence to this agreement and constitute a material inducement to the Employer to enter into this agreement and to employ the Executive, and that the Employer would not enter into this agreement absent such an inducement. Furthermore, the existence of any claim or cause of action by the Executive against the Employer, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants or restrictions provided in clauses 7, 8 and 9 provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this agreement or the application of any other covenant or provision.

9.           Vacation

               The Executive shall be entitled during each year to paid vacation as follows:

  Four weeks of vacation if the Executive has been employed by the Employer for less than five years;
  Five weeks of vacation if the Executive has been employed by the Employer for more than five years, but less than ten years; or
  Six weeks of vacation if the Executive has been employed by the Employer for more than ten years.

The vacation shall be taken at the time or times as the board of directors may determine. The Executive shall be allowed to carry forward any unused vacation into the next calendar year but not further.

10.          Termination of Employment

               (1) The parties understand and agree that the Executive’s employment pursuant to this agreement may be terminated as follows:

               (a)      by the Executive, at any time, for any reason, on the giving one year of notice to the Employer i. The Employer may waive notice, in whole or in part and if it does so, the Executive’s entitlement to remuneration and benefits pursuant to this agreement will cease on the date it waives such notice;

               (b)      by the Employer in its absolute discretion and for any reason on giving the Executive notice of termination calculated as follows:

  One year of notice if the Employee has been employed by the Employer for a period less than five years;
  On year plus two months for each year worked if the Employee has been employed by the Employer for five years or more, but less than ten years;
  One year plus three months for each year worked if the Employee has been employed by the Employer for ten years or more, but less than 15 years;
  One year plus four months for each year worked if the Employee has been employed by the Employer for 15 to 20 years.

               or on paying to the Executive the equivalent pay in lieu of notice. The payments contemplated in this clause include all entitlement to either notice or pay in lieu of notice. The Executive agrees to accept the notice (or pay in lieu of notice) as set out in this clause in full and final settlement of all amounts owing to the Executive by the Employer on termination, including any payment in lieu of notice of termination, entitlement of the Executive under any applicable statute and any rights which the Executive may have at common law, and the Executive waives any claim to any other payment or benefits from the Employer.

               (c)      by the Employer, in its absolute discretion, without any notice or pay in lieu thereof, for “cause”. Cause includes, but is not limited to the following:

(i)	any material breach of the provisions of this agreement;
(ii)	any conduct of the Executive which tends to bring the Executive or the Employer into disrepute;
(iii	the conviction of the Executive of a criminal offence punishable by indictment (where such cause is not prohibited by law); and
(iv)	any and all omissions, commissions or other conduct which would constitute “cause” at law.

               (2) The Executive’s employment shall also be terminated upon his or her death.

               (3) The parties understand and agree that the giving of notice or the payment of pay in lieu of notice by the Employer to the Executive on termination of the Executive’s employment shall not prevent the Employer from alleging cause for the termination.

               (4) On termination of employment the Executive shall immediately resign all offices held (including directorships) with the Employer and save as provided in this agreement, the Executive shall not be entitled to receive any payment or compensation for loss of office or otherwise by reason of the resignation. If the Executive fails to resign as mentioned the Employer is irrevocably authorized to appoint some person in the Executive’s name and on his or her behalf to sign any documents or do any things necessary or requisite to give effect to such resignation.

               (5) The Executive’s obligations under clauses 7, 8 and 9 shall survive the termination of the Executive’s employment pursuant to this agreement.

11.          Employer’s Property

              The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to his or her employment under this agreement, or furnished by the Employer to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Employer at all times and shall be surrendered to the Employer, in good condition, promptly at the request of the Employer, or in the absence of a request, on the termination of the Executive’s employment with the Employer.

12.           Currency

                 Unless otherwise stated, all amounts in this agreement are in Canadian dollars.

13.           Assignment of Rights

                The rights which accrue to the Employer under this agreement shall pass to its successors or assigns. The rights of the Executive under this agreement are not assignable or transferable in any manner.

14.           Notices

               (1) Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive’s address last known to the Employer, or if delivered to the Executive via facsimile.

               (2) Any notice required or permitted to be given to the Employer shall be sufficiently given if mailed by registered mail to the Employer’s head office at its address last known to the Executive, or if delivered to the Employer via facsimile.

15.           Severability

                In the event that any provision or part of this agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

16.           Entire Agreement

                This document, the Option Agreement dated May 17, 2006 and the Confidentiality Agreement dated May 17, 2006 constitute the entire agreement between the parties with respect to the employment and appointment of the Executive and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Executive by the Employer, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement.

17.           Modification of Agreement

                Any modification to this agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

18.           Headings

                The headings used in this agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

19.           Governing Law

                 This agreement shall be construed in accordance with the laws of the Province of Alberta.

IN WITNESS WHEREOF this Agreement is effective as of the date first written.

LEXCORE SERVICES INC.	EXECUTIVE:
by its authorized signatory
/s/ Brent Nimeck	/s/ Doug Chernesky

Brent Nimeck, President	Doug Chernesky